EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IRON MOUNTAIN INCORPORATED

Iron Mountain Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation is amended by deleting the first sentence of such Article Fourth and inserting the following sentence in lieu thereof:

“The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000) shares, of which Four Hundred Million (400,000,000) shall be Common Stock, par value $0.01 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").”

SECOND: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Garry B. Watzke, its Senior Vice President, this 16th day of October, 2006.

IRON MOUNTAIN INCORPORATED

By: /s/ Garry B. Watzke
Garry B. Watzke
Senior Vice President